Exhibit 3.1

Form 424

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION—FOR-PROFIT CORPORATION

of

TOYZAP.COM, INC.

Entity Information

The name of the filing entity is Toyzap.com, Inc. The filing entity is a for-profit corporation. The filing number issued to the filing entity by the secretary of state is 800661948. The date of formation of the entity is May 30, 2006.

Amendments

Provided below is an identification by reference or description of each added, altered, or deleted provision of the Certificate of Formation:

1.	Article 1 – Entity Name and Type is amended by this Certificate of Amendment and the full text of such paragraph, as amended, is as follows:

The filing entity being formed is a for-profit corporation. The name of the entity is Calpian, Inc.

Statement of Approval

The amendments to the certificate of formation have been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the entity.

Effectiveness of Filing

This document becomes effective when the document is filed by the secretary of state.

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Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date: September 3, 2010

By:	/s/ Harold Montgomery
Harold Montgomery
Chief Executive Officer